Exhibit 99.1

TripAdvisor Reports Fourth Quarter and Full Year 2013 Financial Results

NEWTON, MA, February 11, 2014 — TripAdvisor, Inc. (NASDAQ: TRIP), the world’s largest travel website*, today announced financial results for the fourth quarter and full year ended December 31, 2013.

•	Total traffic in the fourth quarter grew 50% year-over-year and TripAdvisor websites attracted more than 2 billion unique visitors during 2013.**

•	Fourth quarter 2013 revenue was $212.7 million, up 26% year-over-year; full year 2013 revenue increased to $944.7 million, up 24% year-over-year.

•	Fourth quarter 2013 net income was $20.3 million, or $0.14 per diluted share; full year 2013 net income increased to $205.4 million, or $1.41 per diluted share, up 6% year-over-year.

•	Fourth quarter 2013 non-GAAP net income was $30.5 million, or $0.21 per diluted share; full year 2013 non-GAAP net income increased to $244.6 million, or $1.68 per diluted share, up 12% year-over-year.

•	Fourth quarter 2013 Adjusted EBITDA was $52.2 million, or 25% of revenue; full year 2013 Adjusted EBITDA increased to $378.8 million, or 40% of revenue, up 7% year-over-year.

•	Fourth quarter 2013 cash flow from operating activities was $71.2 million, or 33% of revenue; full year 2013 cash flow from operations increased to $349.5 million, or 37% of revenue, up 46% year-over-year.

•	Fourth quarter 2013 free cash flow was $55.1 million, or 26% of revenue; full year 2013 free cash flow was $294.1 million, or 31% of revenue, up 40% year-over-year.

“The fourth quarter capped a strong 2013, as more than two billion unique visitors came to TripAdvisor to be inspired, to conduct research and to plan or share the details of their trip,” said Steve Kaufer, President and CEO of TripAdvisor. “We are working on a number of exciting initiatives to make every visit to TripAdvisor more comprehensive, engaging, personalized and enjoyable as we strive to provide the best experience for every user, on every device, in every geography.”

Discussion of Fourth Quarter and Full Year 2013 Results

Revenue for the fourth quarter of 2013 was $212.7 million, an increase of $43.3 million, or 26%, compared to the fourth quarter of 2012. Revenue for the year ended December 31, 2013 was $944.7 million, an increase of $181.7 million, or 24%, compared to the year ended December 31, 2012.

•	Click-based advertising – Revenue from click-based advertising totaled $144.4 million for the fourth quarter of 2013, an increase of 17% compared to the fourth quarter of 2012. Click-based advertising revenue represented 68% of total revenue in the fourth quarter of 2013, compared to 73% in the fourth quarter of 2012. Revenue from click-based advertising totaled $696.0 million for the year ended December 31, 2013, an increase of 18% compared to the year ended December 31, 2012. Click-based advertising revenue represented 74% of total revenue for the year ended December 31, 2013, compared to 77% for the year ended December 31, 2012.

•	Display-based advertising – Revenue from display-based advertising totaled $32.5 million for the fourth quarter of 2013, which contained seasonal purchases that may or may not replicate in future periods, an increase of 46% compared to the fourth quarter of 2012, which did not contain such seasonal purchases. Display-based advertising revenue represented 15% of total revenue in the fourth quarter of 2013, compared to 13% in the fourth quarter of 2012. Revenue from display-based advertising totaled $119.0 million for the year ended December 31, 2013, an increase of 26% compared to the year ended December 31, 2012. Display-based advertising revenue represented 13% of total revenue for the year ended December 31, 2013, compared to 12% for the year ended December 31, 2012.

•

Subscription, transaction and other – Revenue from subscription, transaction and other totaled $35.7 million for the fourth quarter of 2013, an increase of 53%, compared to the fourth quarter of 2012. Subscription, transaction and other revenue represented 17% of total revenue in the fourth quarter of 2013, compared to 14% in the fourth quarter of 2012. Revenue from subscription, transaction and other totaled $129.7 million for the year ended December 31, 2013, an increase of 60% compared to the year ended December 31, 2012. Subscription, transaction and other revenue represented 14% of total revenue for the year ended December 31, 2013, compared to 11% for the year ended December 31, 2012.

For the fourth quarter of 2013, revenue from North America grew 22% year-over-year to $108.8 million, representing 51% of total revenue. Revenue from the Europe, Middle East and Africa region grew 30% year-over-year to $63.7 million, representing 30% of total revenue. Revenue from the Asia-Pacific region grew 40% year-over-year to $32.0 million, representing 15% of total revenue. Revenue from the Latin America region was flat year-over-year at $8.2 million, representing 4% of total revenue. International revenue was 52% of total revenue during the fourth quarter of 2013, up from 51% in the fourth quarter of 2012. For the year ended December 31, 2013, revenue from North America grew 21% year-over-year to $493.5 million, representing 52% of total revenue. Revenue from the Europe, Middle East and Africa region grew 21% year-over-year to $291.1 million, representing 31% of total revenue. Revenue from the Asia-Pacific region grew 49% year-over-year to $122.0 million, representing 13% of total revenue. Revenue from the Latin America region grew 20% year-over-year to $38.1 million, representing 4% of total revenue. International revenue was 51% of total revenue for 2013, up from 49% in 2012. Click-based advertising revenue by geography is based on the geographic location of our websites.

Revenue from Expedia totaled $46.4 million for the fourth quarter of 2013, an increase of $6.9 million, or 17%, compared to the fourth quarter of 2012. Revenue from Expedia totaled $217.4 million for the year ended December 31, 2013, an increase of $13.7 million, or 7%, compared to the year ended December 31, 2012.

GAAP net income for the fourth quarter of 2013 was $20.3 million, or $0.14 per diluted share, compared to GAAP net income of $33.6 million, or $0.23 per diluted share, for the fourth quarter of 2012. GAAP net income for the year ended December 31, 2013 was up 6% to $205.4 million, or $1.41 per diluted share, compared to GAAP net income of $194.1 million, or $1.37 per diluted share, for the year ended December 31, 2012.

Non-GAAP net income for the fourth quarter of 2013 was $30.5 million, or $0.21 per diluted share, compared to non-GAAP net income of $41.3 million, or $0.29 per diluted share, for the fourth quarter of 2012. Non-GAAP net income for the year ended December 31, 2013 was up 12% to $244.6 million, or $1.68 per diluted share, compared to non-GAAP net income of $218.7 million, or $1.54 per diluted share, for the year ended December 31, 2012.

Adjusted EBITDA for the fourth quarter of 2013 was $52.2 million, and Adjusted EBITDA margin was 25%, primarily due to the timing of offline advertising spend, compared to Adjusted EBITDA of $64.3 million and Adjusted EBITDA margin of 38% for the fourth quarter of 2012, which did not contain offline advertising spend. Adjusted EBITDA and Adjusted EBITDA margin for the year ended December 31, 2013 was $378.8 million and 40% of revenue, compared to $352.5 million and 46% of revenue for the year ended December 31, 2012.

Cash flow from operating activities for the fourth quarter 2013 was $71.2 million, an increase of $0.1 million, or 0%, compared to the fourth quarter of 2012. This was due primarily to the timing of offline advertising spend. Cash flow from operating activities for the year ended December 31, 2013 was $349.5 million, an increase of $110.5 million, or 46%, compared to the year ended December 31, 2012.

As of December 31, 2013, cash and cash equivalents and short and long term marketable securities were $670.7 million, up $85.0 million year-over year. TripAdvisor spent $145.2 million to repurchase over 2.1 million shares of its common stock in 2013.

As of December 31, 2013, TripAdvisor had 2,017 employees, up from 1,575 at December 31, 2012 and 1,939 employees at September 30, 2013.

In the company’s earnings release and the related conference call or webcast, TripAdvisor may use or discuss non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses and free cash flow, which are defined as non-GAAP financial measures by the U.S. Securities and Exchange Commission. Please refer to the section below entitled “Use of Non-GAAP Financial Measures” for definitions of these non-GAAP financial measures and the financial schedules attached to this press release for reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

Other Fourth Quarter and Year End 2013 Business Highlights

•	TripAdvisor’s travel community reached more than 260 million monthly unique visitors*** during the year ended December 31, 2013. At approximately 11% of the world’s monthly unique visitors* in online travel during 2013, TripAdvisor remains the largest travel website in the world.

•	TripAdvisor has more than 125 million reviews and opinions on more than 3.7 million places to stay, places to eat and things to do – including more than 775,000 hotels and accommodations and approximately 550,000 vacation rentals, 2 million restaurants and 400,000 attractions in 139,000 destinations throughout the world.

•	TripAdvisor app downloads – including downloads of TripAdvisor, City Guides, SeatGuru, Jetsetter and GateGuru – reached 82 million, up more than 145% year-over-year, and average unique monthly visitors via smartphone and tablet devices grew more than 100% during the fourth quarter, according to company logs.

•	TripAdvisor launched TripConnect, a platform that enables independent hoteliers to purchase leads from TripAdvisor.

•	TripAdvisor grew its Business Listings product customer base to more than 69,000 subscribers, up 38% year-over-year.

•	TripAdvisor acquired Oyster Travel, a hotel review website featuring professional reviews and photos covering 150 cities, bringing the number of TripAdvisor managed and operated travel media brands to 20.

•	TripAdvisor broke ground on an approximately 280,000 square-foot headquarters in Needham, MA. Scheduled to open in 2015, the new facility will accommodate 1,500 employees.

•	TripAdvisor also announced its second annual Travelers’ Choice™ Restaurants awards, honoring 171 restaurants, covering 13 countries and seven regions around the globe, including lists for Europe, Asia, South America, South Pacific, the Caribbean, the U.S. and the World. Subsequent to the end of the year, TripAdvisor announced its biggest-ever Travelers’ Choice® Awards, honoring more than 7,000 properties in 82 countries worldwide. In its 12th year, Travelers’ Choice now covers TopHotels, Luxury, Bargain, Service, Small Hotels, and B&Bs and Inns.

Conference Call

TripAdvisor will host a conference call today, February 11, 2014 at 5:00 p.m., Eastern Time, to discuss TripAdvisor’s fourth quarter and full year 2013 operating results, as well as other forward-looking information about TripAdvisor’s business. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of TripAdvisor’s website at http://ir.tripadvisor.com/events.cfm for a live webcast of the conference call. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on TripAdvisor’s website noted above or by phone (dial (855) 859-2056 and enter the pass code 30656843) until February 18, 2014 and the webcast will be accessible at http://ir.tripadvisor.com/events.cfm for at least twelve months following the conference call.

About TripAdvisor

TripAdvisor® is the world’s largest travel site*, enabling travelers to plan and have the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools. TripAdvisor branded sites make up the largest travel community in the world, reaching more than 260*** million unique monthly visitors in 2013, according to Google Analytics and more than 125 million reviews and opinions covering more than 3.7 million accommodations, restaurants and attractions. The sites operate in 34 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 20 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.virtualtourist.com, and www.kuxun.cn.

*	Source: comScore Media Metrix for TripAdvisor Sites, December 2013
**	Source: Google Analytics, 2013 annual unique users; does not include users of TripAdvisor native applications or traffic to daodao.com
***	Source: Google Analytics, monthly unique users, July 2013

©2014 TripAdvisor, Inc. All rights reserved.

TripAdvisor, Inc.

SELECTED FINANCIAL INFORMATION

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenue	$166,244	$198,969	$129,845	$727,236	$559,215
Revenue from Expedia	46,425	56,167	39,548	217,425	203,751

Total revenues	212,669	255,136	169,393	944,661	762,966
Costs and expenses:
Cost of revenue	4,579	5,207	3,538	17,714	12,074
Selling and marketing (1)	108,284	98,204	66,960	368,353	266,239
Technology and content (1)	35,557	34,398	23,690	130,673	86,640
General and administrative (1)	25,580	24,556	21,079	98,121	75,641
Depreciation	8,661	7,634	5,933	29,495	19,966
Amortization of intangible assets	1,549	1,443	1,201	5,731	6,110

Total costs and expenses	184,210	171,442	122,401	650,087	466,670
Operating income	28,459	83,694	46,992	294,574	296,296
Total other expense, net	(1,718)	(71)	(3,702)	(9,872)	(14,321)

Income before income taxes	26,741	83,623	43,290	284,702	281,975
Provision for income taxes	(6,467)	(27,741)	(9,573)	(79,259)	(87,387)

Net income	20,274	55,882	33,717	205,443	194,588
Net (income) loss attributatble to non-controlling interest	—	—	(138)	—	(519)

Net income attributatble to TripAdvisor, Inc.	$20,274	$55,882	$33,579	$205,443	$194,069

Earnings per share attributable to TripAdvisor, Inc:
Basic	$0.14	$0.39	$0.24	$1.44	$1.39

Diluted	$0.14	$0.38	$0.23	$1.41	$1.37

Weighted average common shares outstanding:
Basic	142,132	142,690	142,474	142,854	139,462
Diluted	145,280	145,454	143,814	145,263	141,341

(1) Includes stock-based compensation as follows:

Selling and marketing	$3,289	$2,795	$1,437	$10,643	$4,622
Technology and content	5,152	5,479	4,275	21,053	11,400
General and administrative	5,042	3,377	4,467	17,257	14,080

TripAdvisor, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$351,148	$367,515
Short-term marketable securities	131,220	118,970
Accounts receivable, net of allowance for doubtful accounts of $3,300 and $2,818 at December 31, 2013 and December 31, 2012, respectively	97,034	81,459
Receivable from Expedia, net	15,828	23,971
Taxes receivable	14,291	24,243
Deferred income taxes, net	4,550	5,971
Prepaid expenses and other current assets	16,214	10,365

Total current assets	630,285	632,494
Long-term assets:
Long-term marketable securities	188,338	99,248
Property and equipment, net	81,528	43,802
Deferred income taxes, net	893	502
Other long-term assets	18,144	13,274
Intangible assets, net	51,842	38,190
Goodwill	501,984	471,684

Total Assets	$1,473,014	$1,299,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,869	$12,796
Deferred merchant payables	29,612	1,303
Deferred revenue	43,970	31,563
Credit facility borrowings	28,461	32,145
Borrowings, current	40,000	40,000
Taxes payable	5,443	14,597
Accrued expenses and other current liabilities	85,534	63,236

Total current liabilities	242,889	195,640

Deferred income taxes, net	13,114	11,023
Other long-term liabilities	52,531	25,563
Borrowings, net of current portion	300,000	340,000

Total Liabilities	608,534	572,226

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized shares: 100,000,000	—	—
Shares issued and outstanding: 0 and 0
Common stock, $0.001 par value	131	130
Authorized shares: 1,600,000,000
Shares issued: 131,537,798 and 130,060,138
Shares outstanding: 129,417,089 and 130,060,138
Class B common stock, $0.001 par value	13	13
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999
Additional paid-in capital	608,001	531,256
Retained earnings	401,881	196,438
Accumulated other comprehensive loss	(325)	(869)
Treasury stock-common stock, at cost, 2,120,709 and 0 shares,
December 31, 2013 and December 31, 2012, respectively	(145,221)	—

Total Stockholders’ Equity	864,480	726,968

Total Liabilities and Stockholders’ Equity	$1,473,014	$1,299,194

TripAdvisor, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating activities:
Net income	$20,274	$55,882	$33,717	$205,443	$194,588
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including amortization of internal-use software and website development	8,661	7,634	5,933	29,495	19,966
Stock-based compensation	13,483	11,651	10,179	48,953	30,102
Amortization of intangible assets	1,549	1,443	1,201	5,731	6,110
Amortization of deferred financing costs	186	193	206	779	889
Amortization of discounts and premiums on marketable securities, net	1,084	1,183	527	4,905	527
Deferred tax expense (benefit)	5,925	3,525	(5,373)	5,473	(4,960)
Excess tax benefits from stock-based compensation	(3,618)	(3,565)	(528)	(12,425)	(2,717)
Provision (recovery) for doubtful accounts	107	722	535	1,485	(1,050)
Foreign currency transaction losses (gains), net	(182)	(2,510)	(135)	(154)	1,644
Other, net	91	1,030	166	1,691	187

Changes in operating assets and liabilities, net of effects from acquisitions:	23,640	67,848	24,709	58,147	(6,220)

Net cash provided by operating activities	71,200	145,036	71,137	349,523	239,066

Investing activities:
Acquisitions, net of cash acquired	(3,302)	59	(3,007)	(34,819)	(3,007)
Capital expenditures, including internal-use software and website development	(16,137)	(15,720)	(8,695)	(55,455)	(29,282)
Purchases of marketable securities	(57,006)	(28,775)	(218,922)	(432,373)	(218,922)
Sales of marketable securities	51,076	55,594	—	174,723	—
Maturities of marketable securities	45,041	28,810	—	150,780	—
Distribution to Expedia related to Spin-Off	—	—	—	—	7,028
Other, net	—	—	—	350	—

Net cash provided (used by) in investing activities	19,672	39,968	(230,624)	(196,794)	(244,183)

Financing activities:
Repurchase of common stock	(7,655)	(103,450)	—	(145,221)	—
Proceeds from credit facilities	2,121	1,378	2,573	10,201	15,372
Payments to credit facilities	—	—	—	(14,728)	(10,000)
Principal payments on long-term debt	(10,000)	(10,000)	(5,000)	(40,000)	(20,000)
Proceeds from exercise of stock options and warrants	2,645	1,211	4,461	23,703	230,711
Payment of minimum withholding taxes on net share settlements of equity awards	(4,029)	(4,343)	(2,986)	(13,907)	(6,675)
Excess tax benefits from stock-based compensation	3,618	3,565	528	12,425	2,717
Payments on construction in process related to build to suit lease obligations.	(2,148)	—	—	(2,148)	—
Payments to purchase subsidiary shares for noncontrolling interest	—	—	(22,304)	—	(22,304)

Net cash (used by) provided by financing activities	(15,448)	(111,639)	(22,728)	(169,675)	189,821
Effect of exchange rate changes on cash and cash equivalents	(634)	2,935	1,358	579	(721)

Net increase (decrease) in cash and cash equivalents	74,790	76,300	(180,857)	(16,367)	183,983
Cash and cash equivalents at beginning of period	276,358	200,058	548,372	367,515	183,532

Cash and cash equivalents at end of period	$351,148	$276,358	$367,515	$351,148	$367,515

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in TripAdvisor’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), TripAdvisor also reports non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow, which are supplemental measures to GAAP and are defined by the Securities and Exchange Commission as non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements.

TripAdvisor defines “non-GAAP net income” as net income before expenses related to stock-based compensation and amortization of intangible assets and non-recurring expenses, net of related tax effects.

TripAdvisor defines “non-GAAP net income per diluted share” as non-GAAP net income divided by non-GAAP weighted average diluted shares outstanding, which included dilution from options and warrants per the treasury stock method and include all weighted average shares relating to RSUs in shares outstanding for Non-GAAP net income per diluted share.

TripAdvisor defines “Adjusted EBITDA” as net income (loss) plus: (1) provision for income taxes; (2) other (income) expense, net; (3) depreciation of property and equipment, including internal use software and website development; (4) amortization of intangible assets; (5) stock-based compensation; and (6) non-recurring expenses. Adjusted EBITDA is the primary metric by which management evaluates the performance of its business and on which internal budgets are based. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Adjusted EBITDA eliminates items that are either not part of TripAdvisor’s core operations, such as non-recurring expenses or those costs that do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on TripAdvisor’s estimates of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs and other factors and may not be indicative of current or future capital expenditures. We believe that by excluding certain items, such as stock-based compensation and non-recurring expenses, Adjusted EBITDA corresponds more closely to the cash that operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

TripAdvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA as a percentage of revenue.

TripAdvisor defines “non-GAAP Selling and Marketing”, “non-GAAP Technology and Content” and “non-GAAP General and Administrative” expenses as GAAP Selling and Marketing, GAAP Technology and Content and GAAP General and Administrative expenses, respectively, before stock-based compensation expense.

TripAdvisor defines “free cash flow” as net cash provided by operating activities less capital expenditures, which are purchases of property and equipment, including amortization of internal-use software development costs. We believe that these non-GAAP financial measures are useful measures for analysts and investors to evaluate our future on-going performance as these measures allow a more meaningful comparison of our projected cash earnings and performance with our historical results from prior periods and to the results of our competitors. Moreover, management uses these measures internally to evaluate the performance of our business as a whole.

TripAdvisor provides these non-GAAP financial measures as additional information relating to TripAdvisor’s operating results as a complement to results provided in accordance with GAAP. Management believes that investors should have access to the same set of tools that management uses to analyze our results. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to the financial information presented in accordance with GAAP and should not be considered measures of TripAdvisor’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare TripAdvisor’s performance to that of other companies. TripAdvisor endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.

Pursuant to the requirements of Regulation G, we present a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measure below.

TripAdvisor, Inc.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Non-GAAP operating expenses:
GAAP Selling and marketing	$108,284	$98,204	$66,960	$368,353	$266,239
Subtract: Stock-based compensation expense	3,289	2,795	1,437	10,643	4,622

Non-GAAP Selling and marketing	$104,995	$95,409	$65,523	$357,710	$261,617

GAAP Technology and content	$35,557	$34,398	$23,690	$130,673	$86,640
Subtract: Stock-based compensation expense	5,152	5,479	4,275	21,053	11,400

Non-GAAP Technology and content	$30,405	$28,919	$19,415	$109,620	$75,240

GAAP General and administrative	$25,580	$24,556	$21,079	$98,121	$75,641
Subtract: Stock-based compensation expense	5,042	3,377	4,467	17,257	14,080

Non-GAAP General and administrative	$20,538	$21,179	$16,612	$80,864	$61,561

Non-GAAP net income and net income per share:
GAAP net income	$20,274	$55,882	$33,579	$205,443	$194,069
Add: Stock based compensation expense	13,483	11,651	10,179	48,953	30,102
Add: Amortization of intangible assets	1,549	1,443	1,201	5,731	6,110
Subtract: Income tax effect of Non-GAAP adjustments (1)	4,807	3,699	3,648	15,491	11,607

Non-GAAP net income	$30,499	$65,277	$41,311	$244,636	$218,674

GAAP diluted shares	145,280	145,454	143,814	145,263	141,341
Add: Additional restricted stock units	749	799	334	696	537

Non-GAAP diluted shares	146,029	146,253	144,148	145,959	141,878

GAAP net income per diluted share	$0.14	$0.38	$0.23	$1.41	$1.37
Non-GAAP net income per diluted share	0.21	0.45	0.29	1.68	1.54

Adjusted EBITDA:
Net Income	$20,274	$55,882	$33,717	$205,443	$194,588
Add: Other (income) expense, net	1,718	71	3,702	9,872	14,321
Add: Provision for income taxes	6,467	27,741	9,573	79,259	87,387
Add: Depreciation and amortization of intangible assets	10,210	9,077	7,134	35,226	26,076
Add: Stock-based compensation	13,483	11,651	10,179	48,953	30,102

Adjusted EBITDA	$52,152	$104,422	$64,305	$378,753	$352,474

Divide by:
Revenue	$212,669	$255,136	$169,393	$944,661	$762,966

Adjusted EBITDA margin	24.5%	40.9%	38.0%	40.1%	46.2%

Free Cash Flow:
Net cash provided by operating activities	$71,200	$145,036	$71,137	$349,523	$239,066
Subtract: Capital expenditures	16,137	15,720	8,695	55,455	29,282

Free cash flow	$55,063	$129,316	$62,442	$294,068	$209,784

(1)	Represents the reduction in the income tax benefit recorded for all periods presented based on our effective tax rate, adjusted for non-GAAP items.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our chief executive officer with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in TripAdvisor’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, TripAdvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors

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ir@tripadvisor.com

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